Exhibit 99.1

L I N C O L N   E L E C T R I C   H O L D I N G S ,   I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

PHILLIP J. MASON ELECTED TO LINCOLN ELECTRIC BOARD

CLEVELAND, OH, Friday, July 26, 2013 – Lincoln Electric Holdings, Inc., (“Company,” “Lincoln Electric”) (Nasdaq: LECO) today announced that Phillip J. Mason, 63, retired President of the Europe, Middle East, Africa (EMEA) sector of Ecolab, Inc., has been elected to Lincoln’s Board of Directors. The appointment is effective immediately. With the addition of Mr. Mason, Lincoln Electric’s Board will be comprised of 13 directors, of which 11 are non-employee directors.

“We are pleased to welcome Phil to the Lincoln Electric Board,” said John M. Stropki, Executive Chairman. “Phil is an accomplished leader who brings over thirty five years of global corporate experience and has an impressive track record in driving measurable change. His expertise in achieving profitable growth and developing a strong brand presence in developing regions will bring tremendous value to our organization as we seek to capitalize on our international footprint and drive increased shareholder value.”

Mr. Mason most recently served as the President of the EMEA sector of Ecolab, Inc., a leading provider of food safety, public health and infection products and services, from 2010 to 2012. Previously, he served as the President of the International sector from 2005 to 2010. Mr. Mason initially joined Ecolab in 1974 and held numerous positions of increasing responsibility over thirty years in Ecolab’s corporate planning, marketing, business development and finance organizations. During his tenure at Ecolab, Mr. Mason held leadership roles in key international regions including Asia Pacific, where he served as Vice President of Asia Pacific, and in Latin America and Europe.

Mr. Mason is a graduate of Harvard University, where he earned a bachelors degree in economics.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com